AMENDMENT TO AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED CONSULTING AGREEMENT (this “Amendment”) is effective as of June 28, 2022 and is made by and between Unified Series Trust, an Ohio business trust having its office and principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 (the “Trust”), and NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, a Nebraska limited liability company having its office and principal place of business at 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022 (“NLCS”).

WHEREAS, the parties entered into that certain Amended and Restated Consulting Agreement dated April 1, 2021 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as herein described; and

WHEREAS, Section 14. A allows the Agreement to be amended by a written agreement properly authorized and signed by both parties; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

I.	Amendments.

1.	Section 14.O. to the Agreement hereby is deleted in its entirety and replaced with the following:

Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the date sent by electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one Business Day by dispatch of a copy of such notice pursuant to one of the other methods described herein, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section.

To the Trust: Unified Series Trust Attn: Martin R. Dean, President 225 Pictoria Drive, Suite 450 Cincinnati, OH 45246 mdean@ultimusfundsolutions.com	To NLCS: Northern Lights Compliance Services, LLC Attn: Legal Department 4221 North 203rd Street, Suite 100 Elkhorn, NE 68022 legal@nlcompliance.com
With a copy to:
Thompson Hine Cassandra Borchers, Esq. 312 Walnut Street, Suite 2000 Cincinnati, Ohio 45202-4024 Cassandra.borchers@thompsonhine.com

2.	Schedule A to the Agreement hereby is deleted in its entirety and replaced with

Schedule A attached hereto.

3.	Schedule D to the Agreement hereby is deleted in its entirety and replaced with

Schedule D attached hereto.

II.	Miscellaneous.

1.	Except as hereby amended, the Agreement shall remain in full force and effect.

2.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

UNIFIED SERIES TRUST By: /s/ Martin R. Dean Martin R. Dean President	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC By: /s/ Brian Privor Brian Privor President
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Schedule A

FEES

This Schedule A is part of the Amended and Restated Consulting Agreement, dated April 1, 2021 (the “Agreement”), entered into by and between Unified Series Trust (the “Trust”) and Northern Lights Compliance Services, LLC (“NLCS”). Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

REDACTED

IN WITNESS WHEREOF, the parties hereto have executed this Schedule A to the Agreement effective June 28, 2022.

UNIFIED SERIES TRUST By: /s/ Martin R. Dean Martin R. Dean President	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC By: /s/ Brian Privor Brian Privor President
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Schedule D

LIST OF FUNDS

As of June 28, 2022

(Funds marked with an “*” are “Grandfathered Funds” for purposes of Schedule A of the Agreement)

Absolute Core Strategy ETF*

Appleseed Fund*

Auer Growth Fund*

Ballast Small/Mid Cap ETF*

Channel Short Duration Income Fund*

Crawford Large Cap Dividend Fund*

Crawford Small Cap Dividend Fund*

Crawford Multi-Asset Income Fund*

Dean Mid Cap Value Fund*

Dean Small Cap Value Fund*

Fisher Investments Institutional Group Fund Family:

Fisher Investments Institutional Group Stock Fund for Retirement Plans*

Fisher Investments Institutional Group Bond Fund for Retirement Plans*

Fisher Investments Institutional Group ESG Stock Fund for Retirement Plans*

Fisher Investments Institutional Group ESG Bond Fund for Retirement Plans*

Fisher Investments Institutional Group U.S. Small Cap Equity Fund*

Fisher Investments Institutional Group All Foreign Equity Environmental and Social Values Fund*

Fisher Investments Institutional Group U.S. Large Cap Equity Environmental and Social Values Fund*

LHA Tactical Beta Variable Series Fund

NightShares 2000 ETF

NightShares 500 ETF

OneAscent Large Cap Core ETF

OneAscent Core Plus Bond ETF

Silk Invest New Horizons Frontier Fund*

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Standpoint Multi-Asset Fund*

Tactical Multi-Purpose Fund*

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